HISPANAMERICA CORPORATION

                         AGREEMENT AND PLAN OF MERGER

                          (Reverse Triangular Merger)

                                     among

                            GENERACION LATINA, INC.

                           HISPANAMERICA CORPORATION

                                      and

                                 GENLAT, INC.


                              TABLE OF CONTENTS

Page


                                  ARTICLE I

                                 DEFINITIONS


                                 ARTICLE II

                                 THE MERGER

Section 2.01     The Merger
Section 2.02     Effects of the Merger
Section 2.03     Certificate of Incorporation and Bylaws
Section 2.04     Directors
Section 2.05     Conversion
Section 2.06     Tax Consequences


                                ARTICLE III

                             EXCHANGE OF SHARES

Section 3.01     Exchange of Certificates
Section 3.02     Dissenting Shares


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01     Organization
Section 4.02     Capitalization
Section 4.03     Authority Relative to this Agreement
Section 4.04     Consents and Approvals; No Violations
Section 4.05     Absence of Certain Changes
Section 4.06     No Undisclosed Liabilities

Page

Section 4.07     No Default
Section 4.08     Litigation
Section 4.09     Compliance with Applicable Law
Section 4.10     Taxes
Section 4.11     ERISA
Section 4.12     Intellectual Property
Section 4.13     Accounting Matters
Section 4.14     Change in Control


                                  ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF
                 HISPANAMERICA CORPORATION AND GENLAT, INC.

Section 5.01     Organization
Section 5.02     Capitalization
Section 5.03     Authority Relative to this Agreement
Section 5.04     Consents and Approvals; No Violations
Section 5.05     Absence of Certain Changes
Section 5.06     No Undisclosed Liabilities
Section 5.07     No Default
Section 5.08     Litigation
Section 5.09     Compliance with Applicable Law
Section 5.10     Taxes
Section 5.11     ERISA
Section 5.12     Intellectual Property
Section 5.13     Accounting Matters
Section 5.14     Interim Operations of GenLat, Inc.
Section 5.15     Change in Control

Page

                                 ARTICLE VI

                                 COVENANTS

Section 6.01     Covenants of the Company and HispanAmerica Corp.
Section 6.02     Additional Covenants of the Company
Section 6.03     No Solicitation
Section 6.04     Access to Information
Section 6.05     Best Efforts
Section 6.06     Stockholders Meetings
Section 6.07     Affiliates
Section 6.08     Indemnification and Insurance
Section 6.09     Certain Benefits
Section 6.10     Company Stock Plans, etc.
Section 6.11     Brokers or Finders


                                 ARTICLE VII

                                 CONDITIONS

Section 7.01     Conditions to Each Party's Obligation to Effect the Merger
Section 7.02     Conditions of Obligations of HispanAmerica Corp. and Genlat,
Inc.
Section 7.03     Conditions of Obligations of the Company


                                 ARTICLE VIII

                          TERMINATION AND AMENDMENT

Section 8.01     Termination
Section 8.02     Effect of Termination
Section 8.03     Amendment
Section 8.04     Extension; Waiver

Page

                                  ARTICLE IX

                            POST CLOSING COVENANTS


                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.01     Nonsurvival of Representations and Warranties
Section 10.02     Notices
Section 10.03     Descriptive Headings
Section 10.04     Counterparts
Section 10.05     Entire Agreement; Assignment
Section 10.06     Governing Law
Section 10.07     Specific Performance
Section 10.08     Expenses
Section 10.09     Publicity
Section 10.10     Parties in Interest


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2002, by and among Generacion Latina, Inc., a North Carolina corporation (the "Company"), HispanAmerica Corporation, a Delaware corporation ("HSPA"), and Genlat, Inc., a Delaware corporation and a wholly owned subsidiary of HSPA ("Genlat").


                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     "Affiliate" means, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, or
(4) any relative or spouse of the specified Person or any of the foregoing Persons.

     "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

     "Confidential Information" means all confidential information concerning Company or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of the Company, (iii) was not in the Company's or either or both of HSPA or GenLat's possession prior to disclosure thereof to the parties or the Company in connection with the transactions contemplated herein, and (iv) was not independently developed by the Company or either or both of HSPA and GenLat.

     "Indemnified Parties" means Company and each of its Affiliates (including, after the Closing, the Company) and their respective officers, directors, employees, agents and representatives, provided that in no event shall Company be deemed a Indemnified Party.

     "Closing" means the consummation of the transactions contemplated herein.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Company Confidential Information" means all confidential information concerning the Company or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of the Company or either or both of HSPA and GenLat in connection with their due diligence review of the Company, (iii) was not in HSPA or GenLat's possession prior to disclosure thereof to such parties in connection with the transactions contemplated herein, and (iv) was not independently developed by HSPA or GenLat.

     "Company Material Adverse Change" means a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is materially adverse.

     "Company Material Adverse Effect" means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is materially adverse.

     "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

     "Dollars" or numbers preceded by the symbol "$" means amounts in United States Dollars.

     "Environmental Law" means any law which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986 (together, as amended, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local Law.

     "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Existing Borrowings" means all borrowings from lending institutions, vendors or agencies of federal, state or local governments or their political subdivisions, as set forth on the Financial Statements or in the books and records of the Company.

     "Financial Statements" means all of the following:

          the unaudited financial statements of the Company as of June 30, 2002 (including all schedules and notes thereto), consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the twelve-month period then ended.

     "GAAP" means U.S. generally accepted accounting principles at the time in effect.

     "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Group" shall collectively mean all affiliated groups of corporations of which the Company is or has been a member that have filed any consolidated Tax Returns for any period ending on or before the Closing Date for which the statute of limitations has not yet expired.

     "Hazardous Material" means

          (a)     any "hazardous substance," as defined by CERCLA;

          (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended;

          (c)     any petroleum product or fractions thereof; or

          (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local Law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now or at any time hereafter in effect.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification.

     "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification.

     "Intellectual Property" means any and all trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights. The "Company's Intellectual Property" means any and all Intellectual Property used by the Company in the con duct of its business and means any and all Intellectual Property used by the Company or its Subsidiaries in the conduct of their businesses.

     "Latest Balance Sheet" means the audited comparative balance sheet of the Company dated as of June 30, 2002, set forth in Exhibit 3.5.

     "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

     "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

     "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss' and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity. No Loss shall be reduced by reason of tax benefits allegedly enjoyed as a result of such Loss by any Indemnified Party. Without limitation, "Loss" and "Losses" shall include fees and disbursements of counsel incurred by any Indemnified Party in an action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise.

     "Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

     "Real Property Leases" has the meaning set forth in Section 3.9.

     "Related Agreement" means any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

     "Subsidiaries" means any Person 50.1% or more of the voting power of which is controlled by another Person.

     "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

     "Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

     "Tax Statute of Limitations Date" means the close of business on the 30th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

     "Tax Warranty" means a representation or warranty in Sections 3.17 or 3.19.

     "Title and Authorization Warranty" means a representation or warranty in Sections 3.2, 3.4 or 3.7.


                                  ARTICLE II

                                  THE MERGER

          Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, a certificate of merger (the "Certificate of Merger") providing for the merger of Genlat with and into the Company (the "Merger") shall be duly prepared, executed and filed by the Company, as the surviving corporation (sometimes the "Surviving Corporation"), in accordance with the relevant provisions of the Delaware General Corporation (the "GCL") and the parties hereto shall take any other actions required by law to make the Merger effective.

     Following the Merger, the Company, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Genlat shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Closing Date." Prior to the filing of the Certificate of Merger, a closing shall take place at the offices of the Company at 3948 Forest Oaks Lane, Mebane, NC 27302, Ph 919-563-5068 Fax 919-563-4182.

          Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in the GCL. As of the Effective Time the Surviving Corporation shall be a wholly owned subsidiary of HSPA.

          Section 2.03 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit 2.03(a). The Bylaws of the Surviving Corporation shall be as set forth in Exhibit 2.03(b).

          Section 2.04 Directors. The directors and officers of Genlat immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          Section 2.05 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of HSPA, Genlat, the Company or the holder of any of the following securities:

          (a)  Subject to Section 2.01(e), each issued and outstanding Five
(5) shares of common stock, par value $.001, of United American Companies, Inc., a Colorado corporation ("UAC") and the parent corporation of the Company (collectively a "Company Share") (other than shares to be cancelled in accordance with Section 2.05(b) hereof) shall be converted into the right to receive one (1) fully paid and nonassessable share of restricted common stock, par value $.001, of HSPA (the "HSPA Shares"). Accordingly, approximately Two Million, One Hundred Eighty Six Thousand (2,186,000) HSPA shares will be issued in total to UAC, with UAC shareholders receiving approximately 1,610,240 shares of restricted common stock of HSPA, UAC debenture holders receiving approximately 186,000 shares of restricted common stock of HSPA and UAC retaining 389,760 shares of restricted common stock of HSPA. HSPA Shares will be issued to current shareholders of UAC and, as such, UAC's Board of Directors will have the sole and exclusive right to authenticate UAC's shareholder ledger as of the Effective Time and approve and ratify the Merger.

          (b) Each Company Share which is held in the treasury of the Company and each Company Share held by HSPA or any subsidiary of HSPA shall be cancelled and retired and cease to exist.

          (c) Each issued and outstanding share of the capital stock of Genlat shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.06 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.


                                  ARTICLE III

                             EXCHANGE OF SHARES

          Section 3.01 Exchange of Certificates. a. At the Effective Time, HSPA shall deposit with ____________________________ (the "Exchange Agent"), in trust for the benefit of the holders of Company Shares for exchange in accordance with this Article II, certificates representing the aggregate number of HSPA Shares issuable pursuant to Section 2.05 in exchange for Company Shares.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Company Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HSPA and the Company may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing HSPA Shares and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing whole HSPA Shares and cash in lieu of fractional shares, if applicable, which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be cancelled. If a certificate representing HSPA Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition to the issuance that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration specified herein; provided that in the event any holder exercises his appraisal rights, if any, under Section 262 of the GCL and becomes entitled to receive the appraised value of his shares instead of the HSPA Shares into which such shares shall have been converted, HSPA shall pay such holder the appraised value of such shares, together with any other sums which it may owe him as a result of the appraisal proceeding, upon his surrender to the Exchange Agent of the certificate or certificates which immediately prior to the Effective Time represented the shares so appraised, and the Exchange Agent shall not thereafter be required to deliver to such holder any HSPA Shares.

     Any certificates of HSPA Shares which remain unclaimed by the holders of Certificates for twelve months after the Effective Time shall be returned by the Exchange Agent to HSPA, and any holders of Certificates who have not theretofore complied with Section 3.01 shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the HSPA Shares issuable upon the conversion of their Certificates and any dividends payable on such Shares, without any interest thereon only after delivering their Certificates and letters of transmittal to HSPA, and otherwise complying with Section 2.01(b).

     Neither the Company, HSPA nor Genlat shall be liable to any holder of shares of the Company's stock for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to HSPA Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the HSPA Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole HSPA Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional HSPA Share to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole HSPA Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole HSPA Shares.

          (d) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (e) No certificate or scrip representing fractional HSPA Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HSPA In lieu of any such fractional share, HSPA shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fraction of a HSPA Share an amount in cash determined by multiplying (i) the average of the closing prices of HSPA Shares as reported by The Wall Street Journal for the ten trading days immediately preceding the second day prior to the Effective Time by (ii) the fraction of a HSPA Share to which such holder would otherwise be entitled. As promptly as practicable after any determination of the amount of cash to be paid to holders of Company Shares in lieu of any fractional share interests, HSPA shall deposit funds sufficient to pay such amount with the Exchange Agent and the Exchange Agent shall pay such amounts to such holders of Company Shares in accordance with the terms of this Article III.

          Section 3.02 Dissenting Shares. If any holder of Shares shall be entitled to be paid the "fair value" of his Shares, as provided in Section 262 of the GCL, the Company shall give HSPA notice thereof and HSPA shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of HSPA, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

          Section 3.03 Adjustments. If, between the date of this Agreement and the Effective Time, the Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Shares will be converted in the Merger shall be correspondingly adjusted.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to HSPA and Genlat as follows:

          Section 4.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of the Company taken as a whole. The Company has heretofore delivered to HSPA accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company and each of its subsidiaries.

          Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of ___________________________ Company Shares of which, as of June 30, 2002, _____________________________ of which were issued and outstanding, and _____________________________ shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. All the issued and outstanding Company Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of June 30, 2002, _____________________________ Company Shares were issuable upon exercise of options, at an average exercise price of $___________ (exercise prices ranging
from [$      ] to [$      ] per share), pursuant to the Company's incentive
stock option plan and nonqualified employee stock option plan (such plans are referred to herein collectively as the "Company Stock Plans"). As of June 30, 2002, _____________________________ Company Shares were issuable upon exercise
of warrants, at an average exercise price of $[            ] (exercise prices
ranging from    $[         ] to $[         ] per share).  Since June 30, 2002,
the Company has not issued any shares of its capital stock (nor securities substantially equivalent to capital stock) except upon exercise of options pursuant to the Company Stock Plans granted prior to such date or the exercise of warrants issued prior to such date.

     Except as set forth above or in Section 4.02 of the Company disclosure schedule previously delivered by the Company to HSPA (the "Company Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

          (b) Section 4.02 of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of the Company. Except as disclosed in Section 4.02 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in
Section 4.02 of the Company Disclosure Schedule, are owned by either the Company or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Company's subsidiaries, or otherwise obligating the Company or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of the Company's subsidiaries. Except as set forth above or in
Section 4.02 of the Company Disclosure Schedule, there are no persons or entities (other than subsidiaries of the Company) in which the Company or any of its subsidiaries has any voting rights or equity interests.

          Section 4.03 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Company Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          Section 4.04 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), state Blue Sky laws, [the Federal Communications Commission (the "FCC"), state public utility commissions, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of a Certificate of Merger, as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth in Section 4.04 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          Section 4.05  Absence of Certain Changes.  Except as set forth in
Section 4.05 of the Company Disclosure Schedule, since June 30, 2002, neither the Company nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(b) to (h), suffered any adverse changes in its business, operations or financial condition which are material to the Company and its subsidiaries taken as a whole (other than changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice and other than in connection with the Company's exploration of alternatives leading to the execution of this Agreement.

          Section 4.06 No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at June 30, 2002, any liabilities not reflected on a consolidated balance sheet of the Company and its subsidiaries. Except as and to the extent set forth in such Schedule, since June 30, 2002, neither the Company nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

          Section 4.07 No Default. Except as set forth in Section 4.07 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

          Section 4.08 Litigation. Except as disclosed in Section 4.08 of the Company Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, threatened involving the Company or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

          Section 4.09 Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole. The businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

          Section 4.10 Taxes. The Company and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and the Company has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns.
The federal income tax returns required to be filed by the Company have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 2001. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in
Section 4.10 of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of the Company or its subsidiaries. For purposes of this Section 4.10 and Section 5.10 below, "Taxes" shall mean all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

          Section 4.11 ERISA. (a) With respect to each employee benefit plan (including, without limitations, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Company Benefit Plans"), maintained or contributed to by the Company or any of its subsidiaries, the Company has made available to HSPA a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA. None of the Company Benefit Plans are multiemployer plans within the meaning of Section 3(37) of ERISA. Each of the Plans covered by ERISA (a) has been operated in all material respects in accordance with ERISA,
(b) has not engaged in any prohibited transactions (as such term is defined in Section 406 of ERISA) and (c) has met the minimum funding standards of Section 412 of the Internal Revenue Code of 1954, as amended (the "Code"). No material Reportable Event (within the meaning of Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. Since the enactment of ERISA, neither it nor any of its subsidiaries has terminated any pension plan or withdrawn from any multiemployer pension plan.

          (b) With respect to the Company Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of the Company or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on the Company and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

          (c) Except as set forth in Section 4.11 of the Company Disclosure Schedule, with respect to the Company Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          Section 4.12  Intellectual Property.  Except as set forth in Section
4.12 of the Company Disclosure Schedule, no claim is pending or, to the knowledge of the Company, threatened to the effect that the present or past operations of the Company or any subsidiary of the Company infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit the Company and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by the Company and its subsidiaries of the entire right, title and interest of the Company and its subsidiaries in and to the Intellectual Property.

          Section 4.13 Accounting Matters. To the best knowledge of the Company, neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by HSPA or any of its affiliates) would prevent HSPA from accounting for the business combination to be effected by the Merger as a purchase.

          Section 4.14  Change in Control.  Except as set forth in Section
4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding that contains a "change in control" provision or "potential change in control" provision.

                                  ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF
                               HSPA AND GENLAT

          HSPA and Genlat represent and warrant to the Company as follows:

          Section 5.01 Organization. Each of HSPA and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of HSPA and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole. HSPA has heretofore delivered to the Company accurate and complete copies of the HSPA's charter and bylaws, as currently in effect, of HSPA and each of its subsidiaries.

          Section 5.02 Capitalization. (a) The authorized capital stock of HSPA consists of Fifty Million (50,000,000) Common Shares of which, as of August 20, 2002, Four Million, Five Hundred Thousand (4,500,000) Common Shares were issued and outstanding and Fifty Million (50,000,000) shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. All the issued and outstanding Common Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of August 20, 2002, __________________________ Common Shares were issuable upon exercise of options, at an average exercise price of $_________ (exercise prices ranged from $_______ to $_______ per share), pursuant to HSPA's stock option plan(s) (such plans are referred to herein collectively as the "HSPA Stock Plans").
Section 5.02 of the disclosure schedule previously delivered by HSPA to the Company (the "HSPA Disclosure Schedule") sets forth each other share of capital stock (or security substantially equivalent to capital stock) of HSPA issued or outstanding and each other subscription, option, warrant, call, right, convertible security or other agreement or commitment of any character obligating HSPA to issue, transfer or sell any security, and, as to each such security, agreement or commitment, the average conversion or exercise price thereof, a range of the conversion or exercise prices and the effects of the Merger and the other transactions contemplated hereby on such security, agreement or commitment, including pursuant to antidilution provisions thereof. All Common Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Since June 30, 2002, HSPA has not issued any shares of its capital stock (or securities substantially equivalent to capital stock) except upon exercise of options pursuant to HSPA Stock Plans granted prior to such date. Except as set forth above or in Section 5.02 of the HSPA Disclosure Schedule or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of HSPA issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating HSPA to issue, transfer or sell any of its securities.

          (b) Section 5.02 of the HSPA Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of HSPA. Except as disclosed in Section 5.02 of the HSPA Disclosure Schedule, HSPA does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of HSPA's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 5.02 of the HSPA Disclosure Schedule, are owned either by HSPA or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of HSPA's subsidiaries, or otherwise obligating HSPA or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which HSPA or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of HSPA or any of HSPA's subsidiaries. Except as set forth above or in Section 5.02 of the HSPA Disclosure Schedule, there are no persons or entities (other than subsidiaries of HSPA) in which HSPA or any of its subsidiaries has any voting rights or equity interests.

          Section 5.03 Authority Relative to this Agreement. Each of HSPA and Genlat has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of HSPA and Genlat and by HSPA as the sole stockholder of Genlat and no other corporate proceedings on the part of HSPA or Genlat are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the affirmative vote of a majority of the HSPA Shares present at the stockholders meeting to be held in connection with this Agreement and entitled to vote). This Agreement has been duly and validly executed and delivered by each of HSPA and Genlat and constitutes a valid and binding agreement of each of HSPA and Genlat, enforceable against each of HSPA and Genlat in accordance with its terms.

          Section 5.04 Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, Securities Act, state Blue Sky laws, the FCC, state public utility commissions, etc., the HSR Act, and the filing and recordation of a Certificate of Merger, as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by HSPA of the transactions contemplated by this Agreement. Except as set forth in Section
5.04 of the HSPA Disclosure Schedule, neither the execution and delivery of this Agreement by HSPA or Genlat nor the consummation by HSPA or Genlat of the transactions contemplated hereby nor compliance by HSPA or Genlat with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of HSPA or any of its subsidiaries or Genlat, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which HSPA or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to HSPA, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of HSPA and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          Section 5.05  Absence of Certain Changes.  Except as set forth in
Section 5.05 of the HSPA Disclosure Schedule, since June 30, 2002 neither HSPA nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(a) to (h), suffered any adverse changes in its business, operations or financial condition which are material to HSPA and its subsidiaries taken as a whole (other than changes generally affecting the industries in which HSPA operates, including changes due to actual or proposed changes in law or regulation) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

          Section 5.06 No Undisclosed Liabilities. Neither HSPA nor any of its subsidiaries had at August 20, 2002 any liabilities required by generally accepted accounting principles to be reflected on a consolidated balance sheet of HSPA and its subsidiaries. Neither HSPA nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of HSPA and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

          Section 5.07 No Default. Except as set forth in Section 5.07 of the HSPA Disclosure Schedule, neither HSPA nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which HSPA or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to HSPA or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

          Section 5.08 Litigation. Except as disclosed in Section 5.08 of the HSPA Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of HSPA or Genlat, investigation pending or, to the best knowledge of HSPA or Genlat, threatened involving HSPA or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole.

          Section 5.09 Compliance with Applicable Law. HSPA and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (the "HSPA Permits"), except for failures to hold such HSPA Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole. HSPA and its subsidiaries are in compliance with the terms of the HSPA Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole. The businesses of HSPA and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which or in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of HSPA and its subsidiaries taken as a whole.

          Section 5.10 Taxes. HSPA and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and HSPA has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by HSPA have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 2001. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of HSPA and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 5.10 of the HSPA Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of HSPA or its subsidiaries.

          Section 5.11 ERISA. (a) With respect to each employee benefit plan (including, without limitations, any "employee benefit plan," as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "HSPA Benefit Plans"), maintained or contributed to by HSPA or any of its subsidiaries, HSPA has made available to the Company a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such HSPA Benefit Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such HSPA Benefit Plan and (iv) the most recent actuarial report or valuation relating to a HSPA Benefit Plan subject to Title IV of ERISA.

          (b) With respect to the HSPA Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of HSPA or any of its subsidiaries, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which HSPA or any of its subsidiaries would be subject to any liability that would have a material adverse effect on HSPA and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

          (c) Except as set forth in Section 5.11 of the HSPA Disclosure Schedule, with respect to the HSPA Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of HSPA or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on HSPA and its subsidiaries, taken as a whole.

          Section 5.12  Intellectual Property.  Except as set forth in Section
5.12 of the HSPA Disclosure Schedule, no claim is pending or, to the knowledge of HSPA, threatened to the effect that the present or past operations of the HSPA or any subsidiary of HSPA infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit HSPA and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by HSPA and its subsidiaries of the entire right, title and interest of HSPA and its subsidiaries in and to the Intellectual Property.

          Section 5.13 Accounting Matters. To the best knowledge of HSPA, neither HSPA nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent HSPA from accounting for the business combination to be effected by the Merger as a pooling of interests.

          Section 5.14 Interim Operations of Genlat. Genlat was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 5.15  Change in Control.  Except as set forth in Section
5.15 of the HSPA Disclosure Schedule, neither HSPA nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" or "potential change in control" provision. Except as set forth in Section 5.15 of the HSPA Disclosure Schedule, there are no agreements or understandings between HSPA and its subsidiaries, on the one hand, and any affiliates of HSPA (other than subsidiaries of HSPA), on the other hand.


                                  ARTICLE VI

                                  COVENANTS

          Section 6.01 Covenants of the Company and HSPA. During the period from the date of this Agreement and continuing until the Effective Time, the Company and HSPA each agree as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, Section 5.01 of the Company Disclosure Schedule or the HSPA Disclosure Schedule, as the case may be, or to the extent that the other party shall otherwise consent in writing):

          (a) Each party and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

Each party will, and will cause each of its subsidiaries to, (i) use its best efforts to preserve its business intact, keep available the services of all of its present officers, employees, agents and representatives, and preserve the goodwill of all suppliers, customers, clients and others having business relations with it or any of its subsidiaries; (ii) maintain its corporate existence and good standing in its state of incorporation; (iii) keep and maintain in good condition, repair and working order all buildings, offices, stores and other structures and all machinery, tools, equipment, fixtures and other property of it and its subsidiaries and observe and conform to all material terms and conditions upon or under which any of their properties is held; and (iv) continue and maintain in full force and effect all insurance now maintained and promptly proceed with the repair, restoration or replacement of any asset or property damaged or destroyed by fire or other casualty after the date hereof, whether insured or uninsured, subject to the rights, if any, of the lessors or mortgagees thereof, covenant, consider the following:

          (b) No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party or subsidiary propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries.

          (c) No party shall, nor shall any party permit any of its subsidiaries to, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in Sections 4.02 and 5.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the issuance of shares of Company Shares or HSPA Shares, as the case may be, upon the exercise of stock options pursuant to Company Stock Plans or HSPA Stock Plans and upon the exercise or conversion of other Company options, warrants or rights, in each case outstanding on the date of this Agreement and in accordance with their present terms.

          (d)  No party shall amend or propose to amend its charter or bylaws.

          (e) No party shall, nor shall any party permit any of its subsidiaries to, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party and its subsidiaries taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

          (f) No party shall, nor shall any party permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

          (g) No party shall, nor shall any party permit any of its subsidiaries to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of any party and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice.

          (h) No party shall change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles).

          (i) No party shall, nor shall any party permit any of its subsidiaries to, agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (j) Each of the parties shall give prompt notice to the other party of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (c) any material adverse change in the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries, taken as a whole.

          (k) The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          Section 6.02  Additional Covenants of the Company.

          (a) During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of HSPA, except as contemplated by this Agreement, including Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or executive officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (b) Immediately prior to the Effective Time, the Company shall cancel or cause to be extinguished each unexercised option to acquire Shares outstanding pursuant to its 2002 Stock Option Plan (whether or not such options are then exercisable), and the Company shall thereupon pay the holder of each such option an amount in cash equal to the difference between $________ and the exercise price per Share of such option multiplied by the number of Shares subject to such option.

          Section 6.03 No Solicitation. Provided, first, that a response that the Company cannot currently engage in negotiations concerning any merger, sale of substantial assets outside the ordinary course of business, sales of shares of capital stock or similar transactions involving the Company shall not be deemed to violate the provisions of this Section 6.03, and provided further that the Company may participate in the negotiations and furnish information to a third party. Neither the Company nor any of its subsidiaries, affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving the Company or any of its subsidiaries or divisions (other than the transactions contemplated by this Agreement), provided that the Company may participate in negotiations with or furnish information to a third party if the Board of Directors of the Company believes, after consultation with its outside counsel, that the failure to do so would be a breach of its fiduciary duty under applicable law. The Company shall promptly advise HSPA of any such inquiries or proposals.

          Section 6.04 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and HSPA shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and HSPA shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

          Section 6.05 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of HSPA Shares contemplated hereby, (ii) the preparation and filing of all applicable forms under the HSR Act, and (iii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          Section 6.06 Stockholders Meetings. Each of the Company and HSPA shall duly call, give notice of, convene and hold a meeting of its stockholders, if necessary, as promptly as practicable for the purpose of voting, in the case of the Company, upon this Agreement and related matters and, in the case of HSPA, upon the issuance of HSPA Shares pursuant hereto. HSPA and the Company will, through their respective Board of Directors, recommend to their respective stockholders approval of such matters for the transactions contemplated herein, subject, in the case of the Company, to its fiduciary duties under applicable law.

          Section 6.07 Affiliates. Prior to the Closing Date, the Company shall deliver to HSPA a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to HSPA on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 6.07 hereto.

          Section 6.08  Indemnification and Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the Company is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and from and after the Effective Time each of the Surviving Corporation and HSPA shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees "Whether such fees and disbursements were incurred in an action between the parties to this agreement or in an action brought by or involving a third party."), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Managers may retain counsel satisfactory to them, and the Company, or the Surviving Corporation and HSPA after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefore are received, and (ii) the Company, or the Surviving Corporation and HSPA after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation or HSPA shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and HSPA shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and HSPA, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

          (b) HSPA and Genlat agree that all rights to indemnification existing in favor of the Managers as provided in the Company's Certificate of Incorporation or Bylaws or similar documents of any of the Company's subsidiaries as in effect as of the date hereof, and in any agreement between the Company or any subsidiary and any Manager with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years. HSPA shall cause to be maintained in effect for not less than six years after the Effective Time, policies of directors' and officers' liability insurance (of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the terms and conditions contained in similar policies maintained by HSPA for HSPA's directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

          (c) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

          Section 6.09  Certain Benefits.

          (a) Each of HSPA and Genlat acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of the Company described in Section 6.09 of the Company Disclosure Schedule. From and after the Effective Time, HSPA and its subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all employee benefit plans and employment, severance and consulting agreements described in Section 6.09 of the Company Disclosure Schedule between the Company or any of its subsidiaries and any officer, director, or employee of the Company or any of its subsidiaries in effect prior to the Effective Time; provided, however, that nothing herein shall preclude any changes effected on a prospective basis to any employee benefit plan.

          (b) HSPA and Genlat agree that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefit plans to employees employed as of the Effective Time which will, in the aggregate, be no less favorable than those currently provided by the Company and its subsidiaries to their employees and, thereafter, will provide benefits no less favorable than those provided by HSPA and its other subsidiaries to their employees.

          The covenants set forth in Section 6.09 of the Company Disclosure Schedule shall have the same force and effect as if they were set forth in this Section 6.09.

          Section 6.10 Company Stock Plans, etc. (a) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Stock Option") under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of HSPA Shares as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (1) the aggregate exercise price for the Company Shares deemed otherwise purchasable pursuant to such Company Stock Option divided by (2) the number of HSPA Shares deemed purchasable pursuant to such Company Stock Option. In the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422B424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 425(a) of the Code.

          (b) At the Effective Time, each holder of any other Company option, warrant or derivative right (the "Derivative Securities") will have the right to acquire, upon the exercise or conversion thereof, on the same terms and conditions as were applicable under such Derivative Security, the same number of HSPA Shares as the holder of such Derivative Security would have been entitled to receive pursuant to the Merger had such holder exercised or converted such Derivative Security in full immediately prior to the Effective Time (not taking into account whether or not such Derivative Security was in fact exercisable or convertible) at a per share consideration equal to (1) the aggregate per share consideration for the Company Shares deemed otherwise obtainable pursuant to such Derivative Security divided by (2) the number of HSPA Shares deemed obtainable pursuant to such Derivative Security.

          (c) As soon as practicable after the Effective Time, HSPA shall deliver to the holders of the Company Stock Options set forth in Section 6.10(a) appropriate notices setting forth such holders, rights pursuant thereto and such Company Stock Options, including the grants or awards pursuant to the Company Stock Plans, shall continue in effect on the same terms and conditions (including further antidilution provisions, and subject to the adjustments required by this Section 6.10 after giving effect to the Merger). HSPA shall comply with the terms of such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, any such Company Stock Plans, that the Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

          (d) HSPA shall take all corporate action necessary to reserve for issuance a sufficient number of HSPA Shares for delivery pursuant to the terms set forth in this Section 6.10. As soon as practicable after the Effective Time, HSPA shall file a registration statement on an appropriate form under the Securities Act with respect to the HSPA Shares issuable pursuant to such Company Stock Options and Directive Securities and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options and Directive Securities remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, HSPA shall administer the Company Stock Plans assumed pursuant to this Section 6.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Plan complied with such rule prior to the Merger.

          Section 6.11 Brokers or Finders. Each of HSPA and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of HSPA and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.


                                 ARTICLE VII

                                 CONDITIONS

          Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Company Shares and the issuance of HSPA Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the HSPA Shares entitled to vote.

          (b) Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity, and all required third party consents, the failure to obtain which would have a material adverse effect on HSPA and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. HSPA shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the HSPA Shares pursuant to the Merger and the other terms of this Agreement.

          (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.

          Section 7.02 Conditions of Obligations of HSPA and Genlat. The obligations of HSPA and Genlat to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by HSPA and Genlat:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company shall not have suffered any adverse changes in its business, operations or financial condition which are material to the Company and its subsidiaries taken as a whole (other than changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

          (c) The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole.

          (d) At the Closing, the Company shall have furnished HSPA with copies of (i) resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of the Company.

          (e) Opinion of the Company's Counsel. At the Closing, the Company shall have furnished Parent with an opinion, dated the Closing Date, of counsel to the Company, in form and substance satisfactory to Parent and its counsel, to the effect that:

               (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina;

               (ii) each of the Company's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

               (iii) each of the Company and each of its subsidiaries has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iv) the authorized capital stock of the Company consists of __________________________ Shares, and the ________________________ Shares
issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of the Company;

               (v) the Company has taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (vi) the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement by the Company will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of the Company or any of its subsidiaries , or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to the Company or any of its subsidiaries or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is subject and in each case known to such counsel;

               (vii) All filings required to be made by the Company prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by the Company prior to the Effective Time from, governmental and regulatory authorities of the United States and the State of Delaware in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company, have been so made or obtained, as the case may be;

               (viii) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to HSPA, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of the Company and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than North Carolina, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion;

          Section 7.03 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by the Company:

          (a) The representations and warranties of HSPA set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on HSPA and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 5.06 of the HSPA Disclosure Schedule, HSPA shall not have suffered any adverse changes in its business, operations or financial condition which are material to HSPA and its subsidiaries taken as a whole (other than changes generally affecting the industries in which HSPA operates, including changes due to actual or proposed changes in law or regulation).

          (c) HSPA shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on HSPA and its subsidiaries taken as a whole.

          (d) The opinion, based on representations of the Company and HSPA, of Mark T. Thatcher, Esq., counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that HSPA, Genlat and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, shall not have been withdrawn or modified in any material respect.

          (e) At the Closing, HSPA and Genlat shall have furnished the Company with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) the resolutions duly adopted by the holders of HSPA Shares approving the issuance of HSPA Shares, such resolutions to be certified by the Secretary or Assistant Secretary of HSPA.

          (f) At the Closing, the HSPA shall have furnished the Company with an opinion, dated the Closing Date, of counsel to the HSPA and Genlat, in form and substance satisfactory to the Company and its counsel, to the effect that:

               (i) Each of HSPA and Genlat is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

               (ii) each has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iii) the authorized capital stock of HSPA consists of 50,000,000 Shares, and the 4,500,000 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of HSPA;

               (iv) HSPA and Genlat has each taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (v) the execution and delivery of this Agreement by each of the HSPA and Genlat do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel;

               (vi) all filings required to be made by each prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Time from, governmental and regulatory authorities of the United States and the State of Delaware in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of HSPA or Genlat and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Delaware, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion.

          All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to the Company, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.


                                ARTICLE VIII
                         TERMINATION AND AMENDMENT

          Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or HSPA:

          (a)  by mutual consent of HSPA and the Company;

          (b) by either HSPA or the Company if the Merger shall not have been consummated before September 30, 2002 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

          (c) by either HSPA or the Company if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (d) by the Company if it shall have received a proposal from a third party which contemplates a transaction which the Board of Directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated hereby, unless, within five days of receipt by HSPA of notice of such third-party transaction, HSPA and the Company agree to a transaction which the Board of Directors determines, after such consultation, is more favorable than such third-party transaction; or

          (e) by either party if any required approval of the stockholders of HSPA or the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

          Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.04 and 6.10. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

          Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of HSPA, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE IX

                            POST CLOSING COVENANTS

     In filing federal tax returns at any time, each of HSPA, the Company and New Acquisition Sub will take consistent filing positions to the effect that for federal income tax purposes (i) the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and no Shareholder is required to recognize income gain or loss with respect thereto; (ii) a Shareholder is not required to recognize any income or gain with respect to his right, if any, to receive payments under such Shareholder's employment agreement.

     The Company will provide assistance to the Shareholders in determining their basis in the Company's common stock.


                                  ARTICLE X

                               MISCELLANEOUS

          Section 10.01 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

          Section 10.02 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to HSPA or Genlat, to

               3948 Forest Oaks Lane
               Mebane, NC 27302
               Ph. 919-563-5068
               Fax 919-563-4182

               with a copy to

               Mark T. Thatcher, Esq.
               C/O Broad Street Investment Management, LLC
               735 Broad Street, Suite 218
               Chattanooga, TN  37402

               and

          (b)  if to the Company, to

               3948 Forest Oaks Lane
               Mebane, NC 27302
               Ph 919-563-5068
               Fax 919-563-4182

               with a copy to

               ___________________________
               ___________________________
               ___________________________
               ___________________________

          (c)  if to UAC, to

               2011 Highway 17N, # 2000J
               Mt. Pleasant, SC 29466
               Ph 843-388-2512
               Fax  843-388-2335

               and a copy to

               Mark T. Thatcher, Esq.
               C/O Broad Street Investment Management, LLC
               735 Broad Street, Suite 218
               Chattanooga, TN  37402

          Section 10.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 10.05 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that HSPA may cause Genlat to assign its rights and obligations to HSPA or any other wholly owned subsidiary of HSPA, but no such assignment shall relieve Genlat of its obligations hereunder if such assignee does not perform such obligations.

          Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

          Section 10.07 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 10.08 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 10.09 Publicity. Except as otherwise required by law or the rules of any national securities exchange, for so long as this Agreement is in effect, neither the Company nor HSPA shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

          Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.09, 5.10 and 5.11 hereof. HSPA shall cause Genlat to perform its obligations hereunder.


          IN WITNESS WHEREOF, the Company, HSPA and Genlat have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         GENERACION LATINA, INC.



                         By: ___________________________________
                         Name:      John Walker
                         Title:     President

                         HISPANAMERICA CORPORATION



                         By: ___________________________________
                         Name:      Arnold E. Pitoniak
                         Title:      Chairman and CEO


                         GENLAT, INC.



                         By: ___________________________________
                         Name:      Ken Walker
                         Title:     Chairman and CEO


                         UNITED AMERICAN COMPANIES, INC.



                         By: ___________________________________
                         Name:      Arnold E. Pitoniak
                         Title:      Chairman and CEO